AT THE COMPANY:
Bradley B. Buechler           David B. Mueller         Randy C. Martin
Chairman, President and       Executive VP and         Vice President-Finance
Chief Executive Officer       Chief Operating Officer  and Chief Financial
                                                       Officer
(314) 721-4242                (314) 721-4242           (314) 721-4242


FOR IMMEDIATE RELEASE
Monday, May 24, 1999


                         SPARTECH CORPORATION COMPLETES

                PURCHASE OF ALLTRISTA PLASTIC PACKAGING DIVISION


     St. Louis, Missouri, May 24, 1999 -- Spartech Corporation (NYSE:SEH) announced today that it completed its purchase of the net assets of the Alltrista Plastic Packaging Division of Alltrista Corporation--a well-established manufacturer of extruded sheet & rollstock packaging materials based in Muncie, Indiana, with annual sales approaching $30 million.

     Spartech's Chairman, President and CEO, Bradley B. Buechler stated, "This purchase will further strengthen our extruded sheet & rollstock group by (1) significantly increasing our thin-gauge extrusion capacity, (2) broadening our product and service capabilities in the high-barrier, co-extruded rollstock food packaging market, and (3) adding a state-of-the-art packaging technical laboratory to better serve our customers in this segment of the plastics industry. The cash purchase price for the acquisition was $33.7 million with the business being accretive to our earnings per share immediately."

     Spartech's Executive Vice President and COO, David B. Mueller, stated, "We are enthusiastic about continuing Alltrista's past success in the food packaging market, which should provide further growth opportunities for Spartech's 19-plant extruded sheet & rollstock group. We anticipate this acquisition will produce even greater benefits in the future, as we integrate the operation and its products into the Company's Spartech Plastics unit."

     Spartech is a leading producer of engineered thermoplastic materials, polymeric compounds and molded & profile products which, after the acquisition, will have 40 facilities located throughout North America and Europe, with annual production capacity and sales of more than one billion pounds and $750 million, respectively. The Company will release its Second Quarter Earnings on Tuesday morning, May 25, 1999.

Safe Harbor For Forward-Looking Statements

     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 31, 1998, which is on file with the Securities and Exchange Commission.
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